Exhibit 99

Best Buy Reports First Quarter Results
Non-GAAP diluted EPS from continuing operations of $0.33
GAAP diluted EPS from continuing operations of $1.31
$95 million in additional annualized Renew Blue cost reductions

MINNEAPOLIS, May 22, 2014 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter (“Q1 FY15”) ended May 3, 2014 as compared to the 13-week first quarter (“Q1 FY14”) ended May 4, 2013.

Revenue

	Q1 FY15	Q1 FY14
Revenue ($ in millions)	$9,035	$9,347
Comparable sales % change[1]	(1.9)%	(1.4)%
Domestic Segment:
Comparable sales % change	(1.3)%	(1.2)%
Comparable online sales % change	29.2%	16.3%
International Segment:
Comparable sales % change	(5.8)%	(2.8)%

Operating Income

	Q1 FY15	Q1 FY14
GAAP operating income as a % of revenue	2.2%	1.8%
Non-GAAP operating income as a % of revenue[2]	2.3%	2.0%

Diluted EPS

	Q1 FY15	Q1 FY14
GAAP diluted EPS from continuing operations	$1.31	$0.29
Impact of non-restructuring asset impairments	0.02	0.02
Impact of restructuring charges	0.01	0.01
Benefit of income tax effect of Europe legal entity reorganization	(1.01)	—
Non-GAAP diluted EPS from continuing operations[2]	$0.33	$0.32

Hubert Joly, Best Buy president and CEO, commented, "This quarter reflects continued progress in our Renew Blue transformation. From a financial perspective, we delivered just over $9 billion in revenue and a better-than-expected $0.33 in non-GAAP diluted earnings per share. As expected, Domestic comparable sales declined 1.3%, in a context where sales in the Consumer Electronics industry continued to decline. Nevertheless, we achieved market share gains in the U.S.3, fueled by our improved price competitiveness and an enhanced customer experience focused on advice, service and convenience. This was evidenced by our 250 basis-point year-over-year improvement in our Net Promoter Score.”

Joly continued, “Our non-GAAP operating income rate improved 30 basis points, driven by an SG&A cost reduction of $161 million, or 105 basis points as a percent of revenue, partially offset by a 75-basis point decline in gross profit rate. Excluding the rate pressure from our previously communicated negative impacts - including the economics of our new credit card agreement, increased product warranty costs, and structural investments in pricing - our gross profit rate would have increased for the first time in several quarters due to the execution of our Renew Blue initiatives and more effective management of our promotional initiatives.”

Joly added, “Beyond our financial results, we made progress against our three business imperatives, which are to improve our operational performance; build our foundational capabilities to unlock future growth strategies; and leverage our unique assets to create a differentiated value proposition that is meaningful to our customers and our vendors. This progress included (1) leveraging our new ship-from-store and digital marketing capabilities to help drive a 29% increase in Domestic comparable online sales; (2) announcing new home theater stores-within-a-store vendor partnerships with Samsung and Sony; (3) launching new mobile installment billing programs; and (4) increasing our annualized Renew Blue cost reductions by $95 million.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As we look forward to the second and third quarters, we are expecting to see ongoing industry-wide sales declines in many of the consumer electronics categories in which we compete. We are also expecting ongoing softness in the mobile phone category as consumers eagerly await highly-anticipated new product launches. Consequently, absent any major product launches, we are expecting comparable sales to be negative in the low-single digits in both the second and third quarters. From an operating income rate perspective, as we outlined last quarter, we are expecting the negative P&L impacts that we have been discussing each quarter - including ongoing investments in price competitiveness, our Renew Blue SG&A investments, and the negative impact of our new credit card agreement - to continue, but to be significantly offset by our Renew Blue cost reductions.”

McCollam added, “Also as we discussed last quarter, in the first quarter, we reorganized certain foreign legal entities to simplify our overall tax structure which resulted in an accelerated non-cash tax benefit of approximately $1.01. Due to its materiality, this benefit was treated as a non-GAAP adjustment in today’s Q1 FY15 earnings. This benefit, however, has historically been recognized on a periodic basis, and as a result of the acceleration, there will be no future earnings benefit. Therefore, the company will have a higher income tax rate going forward on both a GAAP and non-GAAP basis. We estimate that the impact of this and other known discrete income tax items will affect the quarterly FY15 diluted earnings per share on a year-over-year basis as follows: (1) flat to positive $0.01 in Q2 FY15; (2) flat to negative $0.01 in Q3 FY15; and (3) negative $0.09 to $0.10 in Q4 FY15. For cash tax purposes, the benefit from the reorganization will continue to be amortized.”

Domestic Segment First Quarter Results

Domestic Revenue
Domestic revenue of $7.78 billion declined 2.1% versus last year. This decline was primarily driven by (1) a comparable sales decline of 1.3%; and (2) a revenue decline of $63 million, or 80 basis points, due to the less favorable ongoing economics of the new credit card agreement. These declines were partially offset by $16 million, or 20 basis points, of non-recurring financial benefits associated with the transitional economics of the new credit card agreement.

Domestic online revenue was $639 million and comparable online sales increased 29.2% due to (1) substantially improved inventory availability made possible by the chain-wide rollout of our ship-from-store capability that was completed in January 2014; (2) a higher average order value; (3) increased traffic driven by greater investment in online digital marketing; and (4) a higher number of online orders being placed in our retail stores.

From a merchandising perspective, growth in computing, gaming and appliances was more than offset by declines in other categories, including tablets, services and home theater.

Domestic Gross Profit Rate
Domestic gross profit rate was 22.7% versus 23.4% last year. This 70-basis point decline was primarily due to (1) a 60-basis point negative impact related to the less favorable ongoing economics of the new credit card agreement; (2) proceeds from legal settlements that occurred in Q1 FY14 that did not recur in Q1 FY15; (3) increased product warranty costs primarily relating to the mobile category; and (4) structural investments in price competitiveness, particularly in accessories. These declines were partially offset by (1) the realization of our Renew Blue cost reductions and other supply chain cost containment initiatives; (2) more effective management of our promotional initiatives; and (3) higher inventory shrinkage in Q1 FY14 that did not recur in Q1 FY15. In addition, the gross profit rate benefited from a 15-basis point impact from the non-recurring financial benefits associated with the transitional economics of the new credit card agreement.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.54 billion or 19.7% of revenue versus $1.64 billion or 20.6% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.53 billion or 19.6% of revenue versus $1.63 billion or 20.5% of revenue last year. This 90-basis point rate decline was primarily driven by (1) the realization of Renew Blue cost reduction initiatives; and (2) tighter expense management throughout the company. These impacts were partially offset by our Renew Blue investments in online growth.

International Segment First Quarter Results

International Revenue
International revenue of $1.25 billion declined 10.5% versus last year. This decline was primarily driven by (1) a comparable sales decline of 5.8% driven by Canada, China and Mexico; (2) the negative impact of foreign currency exchange rate fluctuations; and (3) the loss of revenue from large-format store closures in China, partially offset by revenue from new store openings in Mexico.

International Gross Profit Rate
International gross profit rate was 20.5% versus 21.3% last year. This 80-basis point rate decline was primarily driven by an increased mix of lower-margin gaming and computing products and increased promotional activity in Canada.

International SG&A
International SG&A expenses were $285 million or 22.7% of revenue versus $348 million or 24.8% of revenue last year. On a non-GAAP basis, International SG&A expenses were $284 million or 22.6% of revenue versus $340 million or 24.3% of revenue last year. This 170-basis point rate decline was primarily driven by Renew Blue cost reductions and tighter expense management in Canada and China.

Renew Blue Cost Reduction Initiatives Update

Since our Q4 FY14 earnings release, Renew Blue annualized cost reductions have increased an additional $95 million, bringing the total Renew Blue annualized cost reductions to $860 million ($645 million in SG&A expenses and $215 million in cost of goods sold). This $95 million in cost reductions ($75 million in SG&A and $20 million in cost of goods sold) is primarily driven by the continued optimization of (1) the corporate organizational structure; (2) the field and store operating models in the U.S. and Canada; and (3) returns, replacements and damages.

Dividends

On April 10, 2014, the company paid a quarterly dividend of $0.17 per common share outstanding, or $59 million.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 22, 2014. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The method of calculating comparable sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable sales may not be the same as other retailers’ methods. Comparable online sales are included in Best Buy’s comparable sales calculation.

(2) The company defines non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude restructuring charges, non-restructuring asset impairments, gains on sales of investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended May 3, 2014, against the company’s results for the respective prior-year periods and against third-

party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(3) U.S. share gain is determined by reference to information from The NPD Group and other industry sources. According to The NPD Group’s POS Weekly Tracking Service, revenue for the CE industry was down 2.6% during the 13 weeks ended May 3, 2014 compared to the 13 weeks ended May 4, 2013. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. It does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale, credit market changes and constraints, product availability, sales volumes, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), profit margins and the impact of pricing investments on our revenue, weather, natural or man-made disasters, the company’s ability to react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets and new product introductions on overall profitability, the availability of qualified labor pools, the company’s ability to retain qualified employees, management turnover, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated profitability increases from operational and restructuring changes, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and our ability to protect information relating to our customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 28, 2014. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Senior Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 3, 2014	May 4, 2013
Revenue	$9,035	$9,347
Cost of goods sold	7,015	7,189
Gross profit	2,020	2,158
Gross profit %	22.4%	23.1%
Selling, general and administrative expenses	1,820	1,984
SG&A %	20.1%	21.2%
Restructuring charges	3	6
Operating income	197	168
Operating income %	2.2%	1.8%
Other income (expense):
Investment income and other	6	5
Interest expense	(23)	(27)
Earnings from continuing operations before income tax (benefit) expense	180	146
Income tax (benefit) expense	(281)	49
Effective tax rate	(155.6)%	33.4%
Net earnings from continuing operations	461	97
Loss from discontinued operations, net of tax	—	(170)
Net earnings (loss) including noncontrolling interest	461	(73)
Net earnings from discontinued operations attributable to noncontrolling interests	—	(8)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$461	$(81)

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$461	$97
Net loss from discontinued operations	—	(178)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$461	$(81)

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$1.33	$0.29
Discontinued operations	—	(0.53)
Basic earnings (loss) per share	$1.33	$(0.24)

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$1.31	$0.29
Discontinued operations	—	(0.53)
Diluted earnings (loss) per share	$1.31	$(0.24)

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.17

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	347.4	339.0
Diluted	350.4	341.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	May 3, 2014	May 4, 2013
ASSETS
Current assets
Cash and cash equivalents	$2,569	$908
Short-term investments	497	—
Receivables, net	871	937
Merchandise inventories	5,255	5,461
Other current assets	926	821
Current assets held for sale	—	1,879
Total current assets	10,118	10,006
Property and equipment, net	2,525	2,830
Goodwill	425	528
Intangibles, net	100	180
Other assets	743	316
Long-term assets held for sale	—	471
TOTAL ASSETS	$13,911	$14,331

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,952	$4,776
Unredeemed gift card liabilities	362	373
Deferred revenue	394	395
Accrued compensation	350	333
Accrued liabilities	731	747
Accrued income taxes	47	8
Current portion of long-term debt	44	544
Current liabilities held for sale	—	1,385
Total current liabilities	6,880	8,561
Long-term liabilities	1,003	1,001
Long-term debt	1,604	1,142
Long-term liabilities held for sale	—	79
Equity	4,424	3,548
TOTAL LIABILITIES & EQUITY	$13,911	$14,331

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 3, 2014	May 4, 2013
OPERATING ACTIVITIES
Net earnings (loss) including noncontrolling interests	$461	$(73)
Adjustments to reconcile net earnings (loss) to total cash provided by (used in) operating activities:
Depreciation	161	200
Amortization of definite-lived intangible assets	—	10
Restructuring charges	3	59
Impairment of assets held for sale	—	175
Stock-based compensation	23	22
Realized gain on sale of investment	—	(28)
Deferred income taxes	(401)	(16)
Other, net	3	13
Changes in operating assets and liabilities, net of assets and liabilities acquired or sold:
Receivables	436	473
Merchandise inventories	121	702
Other assets	7	26
Accounts payable	(144)	(1,118)
Other liabilities	(312)	(362)
Income taxes	(50)	(88)
Total cash provided by (used in) operating activities	308	(5)

INVESTING ACTIVITIES
Additions to property and equipment	(111)	(174)
(Purchases) sales of investments, net	(272)	11
Proceeds from sale of business, net of cash transferred upon sale	—	26
Change in restricted assets	21	22
Other, net	—	(1)
Total cash used in investing activities	(362)	(116)

FINANCING ACTIVITIES
Repayments of debt, net	(6)	(592)
Dividends paid	(59)	(58)
Issuance of common stock	9	9
Other, net	3	—
Total cash used in financing activities	(53)	(641)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(2)	7
DECREASE IN CASH AND CASH EQUIVALENTS	(109)	(755)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,678	1,826
CASH AND CASH EQUIVALENTS AT END OF PERIOD	2,569	1,071
LESS CASH AND CASH EQUIVALENTS HELD FOR SALE	—	163
CASH AND CASH EQUIVALENTS, EXCLUDING HELD FOR SALE	$2,569	$908

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended
	May 3, 2014	May 4, 2013
Revenue	$7,781	$7,946
Gross profit	$1,763	$1,859
SG&A	$1,535	$1,636
Operating income	$226	$222

Key Metrics
Comparable sales % change[1]	(1.3)%	(1.2)%
Gross profit as a % of revenue	22.7%	23.4%
SG&A as a % of revenue	19.7%	20.6%
Operating income as a % of revenue	2.9%	2.8%

Non-GAAP Results[2]
SG&A	$1,527	$1,632
SG&A as a % of revenue	19.6%	20.5%
Operating income	$236	$227
Operating income as a % of revenue	3.0%	2.9%

International Segment Performance Summary

	Three Months Ended
	May 3, 2014	May 4, 2013
Revenue	$1,254	$1,401
Gross profit	$257	$299
SG&A	$285	$348
Operating loss	$(29)	$(54)

Key Metrics
Comparable sales % change[1]	(5.8)%	(2.8)%
Gross profit as a % of revenue	20.5%	21.3%
SG&A as a % of revenue	22.7%	24.8%
Operating loss as a % of revenue	(2.3)%	(3.9)%

Non-GAAP Results[2]
SG&A	$284	$340
SG&A as a % of revenue	22.6%	24.3%
Operating loss	$(27)	$(41)
Operating loss as a % of revenue	(2.2)%	(2.9)%

(1)
Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. Comparable online sales are included in the comparable sales calculation.

(2)	Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
	May 3, 2014	May 4, 2013	May 3, 2014	May 4, 2013
Consumer Electronics	29%	30%	(4.1)%	(8.1)%
Computing and Mobile Phones	49%	48%	0.6%	4.3%
Entertainment	8%	7%	1.5%	(17.2)%
Appliances	7%	7%	9.1%	12.0%
Services[1]	6%	7%	(13.5)%	6.5%
Other	1%	1%	n/a	n/a
Total	100%	100%	(1.3)%	(1.2)%

International Segment Summary

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
	May 3, 2014	May 4, 2013	May 3, 2014	May 4, 2013
Consumer Electronics	27%	30%	(13.0)%	(6.5)%
Computing and Mobile Phones	41%	40%	(3.2)%	(3.5)%
Entertainment	6%	6%	(4.4)%	(14.1)%
Appliances	20%	19%	0.8%	11.2%
Services[1]	5%	5%	(12.5)%	(4.4)%
Other	1%	< 1%	n/a	n/a
Total	100%	100%	(5.8)%	(2.8)%

(1)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

The following tables reconcile SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations for the periods presented.

	Three Months Ended		Three Months Ended
	May 3, 2014		May 4, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,535	19.7%	$1,636	20.6%
Non-restructuring asset impairments - SG&A	(8)	(0.1)%	(4)	(0.1)%
Non-GAAP SG&A	$1,527	19.6%	$1,632	20.5%

Operating income	$226	2.9%	$222	2.8%
Non-restructuring asset impairments - SG&A	8	0.1%	4	0.1%
Restructuring charges	2	—%	1	—%
Non-GAAP operating income	$236	3.0%	$227	2.9%

International - Continuing Operations
SG&A	$285	22.7%	$348	24.8%
Non-restructuring asset impairments - SG&A	(1)	(0.1)%	(8)	(0.6)%
Non-GAAP SG&A	$284	22.6%	$340	24.3%

Operating loss	$(29)	(2.3)%	$(54)	(3.9)%
Non-restructuring asset impairments - SG&A	1	0.1%	8	0.6%
Restructuring charges	1	0.1%	5	0.4%
Non-GAAP operating loss	$(27)	(2.2)%	$(41)	(2.9)%

Consolidated - Continuing Operations
SG&A	$1,820	20.1%	$1,984	21.2%
Non-restructuring asset impairments - SG&A	(9)	(0.1)%	(12)	(0.1)%
Non-GAAP SG&A	$1,811	20.0%	$1,972	21.1%

Operating income	$197	2.2%	$168	1.8%
Non-restructuring asset impairments - SG&A	9	0.1%	12	0.1%
Restructuring charges	3	—%	6	0.1%
Non-GAAP operating income	$209	2.3%	$186	2.0%

Net earnings	$461		$97
After-tax impact of non-restructuring asset impairments - SG&A	6		9
After-tax impact of restructuring charges	2		4
Income tax impact of Europe legal entity reorganization[1]	(353)		—
Non-GAAP net earnings	$116		$110

Diluted EPS	$1.31		$0.29
Per share impact of non-restructuring asset impairments - SG&A	0.02		0.02
Per share impact of restructuring charges	0.01		0.01
Per share impact of income tax effect of Europe legal entity reorganization[1]	(1.01)		—
Non-GAAP diluted EPS	$0.33		$0.32

(1)	Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in the first quarter of fiscal 2015.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying earnings release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations, along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	May 3, 2014(2)	May 4, 2013(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,170	$74
Operating loss - discontinued operations	(50)	(155)
Total operating income (loss)	1,120	(81)
Add: Operating lease interest[3]	489	581
Add: Investment income	31	35
Less: Net (earnings) loss attributable to noncontrolling interest (NCI)	17	(30)
Less: Income taxes[4]	(616)	(693)
NOPAT	$1,041	$(188)
Add: Restructuring charges and impairments[5]	47	1,412
Add: NCI impact of restructuring charges and impairments	(26)	(13)
Non-GAAP NOPAT	$1,062	$1,211

Average Invested Capital
Total assets	$14,069	$16,131
Less: Excess cash[6]	(2,077)	(487)
Add: Capitalized operating lease obligations[7]	7,819	9,294
Total liabilities	(10,129)	(12,255)
Exclude: Debt[8]	1,663	2,056
Less: Noncontrolling interests	(3)	(626)
Average invested capital	$11,342	$14,113

Non-GAAP return on invested capital (ROIC)	9.4%	8.6%

Calculation of Return on Assets[1]
	May 3, 2014(2)	May 4, 2013(2)
Net earnings (loss) including noncontrolling interests	$1,057	$(458)
Total assets	14,069	16,131
Return on assets (ROA)	7.5%	(2.8)%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness. We consider this to be an appropriate multiple for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.